Exhibit 3.7

State of Wisconsin
Department of Financial Institutions
ARTICLES OF ORGANIZATION – LIMITED LIABILITY COMPANY
Executed by the undersigned for the purpose of forming a Wisconsin limited liability company under Ch. 183 of the Wisconsin statutes:

Article 1.	Name of the limited liability company: CDW Technologies LLC

Article 2.	The limited liability company is organized under Ch. 183 of the Wisconsin Statutes.

Article 3.	Name of the initial registered agent: Corporation Service Company

Article 4.	Street address of the initial registered office: 8040 Excelsior Drive, Suite 400, Madison, WI 53717

Article 5.	Management of the limited liability company shall be vested in: its Members

Article 6.	Name and complete address of each organizer: Timothy S. Crisp c/o Foley & Lardner LLP 150 East Gilman Street, Suite 5000 Madison, Wisconsin 53703

This document was drafted by:
Timothy S. Crisp
c/o Foley & Lardner LLP
150 E. Gilman Street, Suite 5000
Madison, Wisconsin 53703

This document has a delayed effective date and time of 11:59 PM (Central Time) on December 31, 2015.